MULTIPLE CLASS PLAN
                                       OF
                           CALIFORNIA INVESTMENT TRUST

      This Multiple Class Plan ("Plan") is adopted pursuant to Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended ("1940 Act") for California Investment Trust, a Delaware statutory trust (the "Trust").

      This Plan shall govern the terms and conditions under which the Trust may issue separate Classes of shares (each a "Class" and collectively, the "Classes") representing interests in the series of the Trust (each a "Fund" and collectively, the "Funds") listed on Appendix A. To the extent that a subject matter herein is covered by the Trust's Agreement and Declaration of Trust or Bylaws, the Agreement and Declaration of Trust and Bylaws will control in the event of any inconsistencies with the descriptions herein.

      SECTION 1. Rights and Obligations. Except as set forth herein, all Classes of shares issued by a Fund shall have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations, and terms and conditions. The only differences among the various Classes of shares relate solely to the following: (a) each Class may be subject to different Class expenses and sales charges as discussed under Section 3 of this Plan; (b) each Class may bear a different identifying designation; (c) each Class has exclusive voting rights with respect to matters solely affecting such Class (except as set forth in Section 6 below); (d) each Class may have different redemption or exchange fees and exchange privileges; and (e) each Class may provide for the automatic conversion of that Class into another Class.

      SECTION 2. Classes of Shares and Designation Thereof. Each Fund may offer any or all of the following Classes of shares:

      (a) Undesignated Class Shares. The "Undesignated Class Shares" will be offered at their net asset value without the imposition of a front-end sales load or a contingent deferred sales charge ("CDSC"). The Undesignated Class Shares will not be subject to a Rule 12b-1 distribution fee or a shareholder servicing fee. The Undesignated Class Shares of one or more Funds may be subject to a redemption fee to the extent disclosed in the prospectus for that Fund. The Undesignated Class Shares of one or more Funds may be restricted to certain groups of shareholders.

      (b) Class K Shares. "Class K Shares" will be offered at their net asset value without the imposition of a front-end sales load or CDSC.

      The Class K Shares will be subject to a Rule 12b-1 distribution fee of up to an annual rate of 0.25% of the daily net assets attributable to the Class K Shares, and may be subject to a shareholder servicing fee of up to an annual rate of 0.25%. Class K Shares of one or more Funds may be subject to a redemption fee to the extent disclosed in the prospectus for that Fund.

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      The Class K Shares may generally be offered only to one or more of the following categories of investors: (1) unaffiliated benefit plans such as qualified retirement plans, other than individual retirement accounts and self-employed retirement plans, or such other amounts as a Fund may establish and with such other characteristics as a Fund may establish, provided that any such unaffiliated benefit plans have a separate trustee who is vested with investment discretion as to plan assets, has limitations on the ability of plan beneficiaries to access their plan investments without incurring adverse tax consequences, and will not include self-directed plans; (2) banks and insurance companies that are not affiliated with CCM Partners (the "Manager") purchasing for their own account; (3) investment companies not affiliated with the Manager or RFS Partners, the distributor of the Funds (the "Distributor"); (4) endowment funds or non-profit organizations that are not affiliated with the Manager; (5) corporations, foundations and financial institutions; and (6) financial advisers and financial intermediaries that provide services to shareholders.

      The current Share Marketing Plan and Shareholder Servicing Plan of the Trust shall be applicable to the Class K Shares.

      SECTION 3. Allocation of Expenses.

      (a) Class Expenses. Each Class of shares may be subject to different Class expenses consisting of: (1) front-end sales charges or CDSCs; (2) Rule 12b-1 plan distribution fees and shareholder servicing fees, if applicable to a particular Class; (3) transfer agency and other recordkeeping costs to the extent allocated to a particular Class; (4) SEC and blue sky registration fees incurred separately by a particular Class; (5) litigation or other legal expenses relating solely to a particular Class; (6) printing and postage expenses related to the preparation and distribution of Class specific materials such as shareholder reports, prospectuses and proxies to shareholders of a particular Class; (7) expenses of administrative personnel and services as required to support the shareholders of a particular Class; (8) audit or accounting fees or expenses relating solely to a particular Class; (9) trustee fees and expenses incurred as a result of issues relating solely to a particular Class and (10) any other expenses subsequently identified that should be properly allocated to a particular Class, which shall be approved by the Board of Trustees (collectively, "Class Expenses").

      (b) Other Expenses. Except for the Class Expenses discussed above (which will be allocated to the appropriate Class), all expenses incurred by each Fund will be allocated to all Classes of shares on the basis of the net asset value of each Class to the net asset value of the Trust or the Fund, as the case may be. Excess expenses created by the imposition of an operating expense limit on one or more Classes shall be considered general Fund expenses.

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      (c) Waivers and Reimbursements of Expenses. The Manager and any provider of services to the Funds may waive or reimburse the expenses of a particular Class or Classes; provided, however, that such waiver shall not result in cross-subsidization between Classes.

      SECTION 4. Allocation of Income. The Funds will allocate income and realized and unrealized capital gains and losses based on the relative net assets of each Class of shares.

      SECTION 5. Exchange Privileges. A Class of shares of a Fund may be exchanged only for the same Class of shares of another Fund. All exchanges will be subject to such conditions as may be imposed from time to time as disclosed in Appendix B.

      SECTION 6. Conversions. Each Class K Share shall convert automatically to an Undesignated Class Share upon that Class K Share's having been subject to the cumulative maximum permitted Rule 12b-1 fees under the applicable limitations of NASD Regulation, Inc. The conversion of such share shall be effected on the basis of net asset value without the imposition of a front-end sales load, CDSC or other charge. In no event will a Class of shares automatically convert into shares of a Class with a distribution arrangement that could be viewed as less favorable to the shareholder as measured by overall cost.

      The implementation of this conversion feature is subject to the continuing availability of a ruling or regulations of the Internal Revenue Service ("IRS"), or of an opinion of counsel or tax adviser, stating that the conversion of one Class of shares to another does not constitute a taxable event under federal income tax law. The conversion feature may be suspended if such a ruling, regulation or opinion is not available.

      SECTION 7. Effective When Approved. This Plan shall not take effect until a majority of the trustees of the Trusts, including a majority of the trustees who are not interested persons of the Trusts, find that the Plan, as proposed and including the expense allocations, is in the best interests of each Class individually and the Trusts as a whole.

      SECTION 8. Amendments. This Plan may not be amended to materially change the provisions of this Plan unless such amendment is approved in the manner specified in Section 7 above.

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                                   APPENDIX A

                               MULTIPLE CLASS PLAN
                                       OF
                           CALIFORNIA INVESTMENT TRUST


S&P 500 Index Fund
S&P MidCap Index Fund
S&P SmallCap Index Fund
Equity Income Fund
Nasdaq-100 Index Fund
European Growth & Income Fund
U.S. Government Securities Fund
Short-Term U.S. Government Bond Fund
The United States Treasury Trust

                                   APPENDIX B

                               MULTIPLE CLASS PLAN
                                       OF
                           CALIFORNIA INVESTMENT TRUST

                               EXCHANGE PRIVILEGES


      SECTION 1. TERMS AND CONDITIONS OF EXCHANGES. Shareholders of the Funds discussed herein may participate in exchanges as described below.

      An exchange is permitted only in the following circumstances:

      (a) if the Funds offer more than one Class of shares, the exchange must be between the same Class of shares (e.g., Class K Shares and the Undesignated Class Shares of a Fund cannot be exchanged for each other);

      (b) the dollar amount of the exchange must be at least equal to the minimum investment applicable to the shares of the Fund acquired through such exchange;

      (c) the shares of the Fund acquired through exchange must be qualified for sale in the state in which the shareholder resides;

      (d) the exchange must be made between accounts having identical registrations and addresses;

      (e) the full amount of the purchase price for the shares being exchanged must have already been received by the Fund;

      (f) the account from which shares have been exchanged must be coded as having a certified taxpayer identification number on file or, in the alternative, an appropriate IRS Form W-8 (certificate of foreign status) or Form W-9 (certifying exempt status) must have been received by the Fund;

      (g) certificates representing shares, if any, must be returned before shares can be exchanged; and

      (h) The Funds reserve the right to refuse exchanges by any person or group if, in the Manager's judgment, a Fund would be unable effectively to invest the money in accordance with its investment objective and policies, or would otherwise be potentially adversely affected. A shareholder's exchanges may be restricted or refused if a Fund receives, or the Manager anticipates, simultaneous orders affecting significant portions of that Fund's assets. Although the Funds attempt to provide prior notice to affected shareholders when it is reasonable to do so, they may impose these restrictions at any time. The Funds reserve the right to terminate or modify the exchange privileges of Fund shareholders in the future.

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      THE EXCHANGE PRIVILEGE IS NOT AN OPTION OR RIGHT TO PURCHASE SHARES BUT IS
PERMITTED UNDER THE RESPECTIVE POLICIES OF THE PARTICIPATING FUNDS, AND MAY BE MODIFIED OR DISCONTINUED BY ANY SUCH FUNDS OR BY THE MANAGER OR DISTRIBUTOR AT ANY TIME, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, WITHOUT NOTICE.

      Shares to be exchanged will be redeemed at their net asset value as determined at the close of business on the day that an exchange request in proper form (described below) is received, as described in the applicable prospectus. Exchange requests received after the required time will result in the redemption of shares at their net asset value as determined at the close of business on the next business day.

      In the event of unusual market conditions, a Fund reserves the right to reject any exchange request if, in the judgment of the Manager, the number of requests or the total value of the shares that are the subject of the exchange places a material burden on a Fund.

      SECTION 2. FEES. A redemption fee may be assessed for exchanges among the Funds.

SEE THE APPLICABLE PROSPECTUS FOR MORE INFORMATION ABOUT SHARE EXCHANGES.

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